Exhibit 12

Exhibit (12) * to Report

on Form 10-K for Fiscal

Year Ended June 30, 2007

by Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges

as of June 30, 2007

	Fiscal Year Ended June 30,
	2007	2006	2005	2004	2003
EARNINGS
Income from continuing operations before income taxes	$1,159,282	$899,958	$738,271	$472,956	$286,608
Add:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	80,053	71,100	62,482	67,183	75,068
Amortization of deferred loan costs	1,511	1,888	1,457	2,293	1,786
Portion of rents representative of interest factor	29,000	25,609	21,507	21,213	20,585
Equity share of losses of companies for which debt obligations are not guaranteed	2,124	897			2,895
Amortization of previously capitalized interest	282	304	280	291	291

Income as adjusted	$1,272,252	$999,756	$823,997	$563,936	$387,233

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$80,053	$71,100	$62,482	$67,183	$75,068
Capitalized interest	436	178
Amortization of deferred loan costs	1,511	1,888	1,457	2,293	1,786
Portion of rents representative of interest factor	29,000	25,609	21,507	21,213	20,585

Fixed charges	$111,000	$98,775	$85,446	$90,689	$97,439

RATIO OF EARNINGS TO FIXED CHARGES	11.46x	10.12x	9.64x	6.22x	3.97x